Exhibit 99.1

Antero Resources Announces Third Quarter 2024 Financial and Operating Results

Denver, Colorado, October 30, 2024—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its third quarter 2024 financial and operating results. The relevant unaudited condensed consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

Third Quarter 2024 Highlights:

•	Net production averaged 3.4 Bcfe/d, a 2% decrease from the year ago period

o	Natural gas production averaged 2.2 Bcf/d, a 4% decrease from the year ago period

o	Liquids production averaged 206 MBbl/d, a 2% increase from the year ago period and represents 36% of total production

•	Realized a pre-hedge natural gas equivalent price of $3.14 per Mcfe, a $0.98 per Mcfe premium to NYMEX

•	Realized the highest C3+ NGL price premium to Mont Belvieu in company history at a $2.29 per barrel premium

•	Net loss was $20 million and Adjusted Net Loss was $37 million (Non-GAAP)

•	Adjusted EBITDAX was $187 million (Non-GAAP); net cash provided by operating activities was $166 million

•	Averaged a quarterly record 12.1 completion stages per day, including a monthly record of 13.3 stages per day during the month of August

•	Achieved a record for the most footage drilled per rig in a month during September, a 17% increase compared to the 2023 average

•	Announced the addition of Jeffrey Muñoz to the Board of Directors

2024	Full-Year Guidance Updates:

•	Decreased drilling and completion capital budget for 2024 to a range of $640 to $660 million driven by capital efficiency gains and the deferral of the completion of one pad

Paul Rady, Chairman, CEO and President of Antero Resources commented, “During the third quarter we continued to improve our capital efficiency. Over the last two years, we have reduced the average number of days to drill a well by 20% to just 11 days versus 14 days previously. These meaningful gains result in an efficient maintenance production program that requires just two rigs to maintain 3.3 to 3.4 Bcfe/d of production going forward. We continue to defer the turn-in-line date of one drilled but uncompleted pad that was scheduled for 2024. Looking ahead to 2025, we are now also deferring a second drilled but uncompleted pad scheduled for completion in early 2025 to later in that year due to low natural gas prices. These efficiency gains combined with the activity deferral, allow us to reduce our capital expenditure budget, while maintaining our 2024 production guidance.”

Mr. Rady further added, “We are also pleased to announce the appointment of Jeffrey Muñoz to the Board of Directors. Mr. Muñoz brings an extensive background with over 30 years in the energy industry with a focus on legal and accounting expertise. His appointment expands the knowledge and independence of our Board.”

Michael Kennedy, CFO of Antero Resources said, “Our third quarter results benefited from our significant exposure to international liquids prices as we realized the highest C3+ NGL price premium in company history. Constrained Gulf Coast export capacity combined with strong international demand increased spot international premiums over Mont Belvieu at Marcus Hook, PA to record levels. Antero’s access to international markets via the Marcus Hook liquids terminal, as well as our strategic decision early this year to increase our exposure to spot international prices, allows us to fully capture these premiums. We expect these premiums will remain in place for the next several quarters providing an attractive uplift to our realized prices.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income (Loss), Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2024 Guidance Update

Antero is decreasing its drilling and completion capital budget for 2024 to a range of $640 million to $660 million, from $650 million to $700 million previously. The decrease is driven by continued operational efficiency gains and the further deferral of completion activity due to low natural gas prices.

	Full Year 2024 –		Full Year 2024 –
	Initial		Revised
Full Year 2024 Guidance	Low	High	Low	High
D&C Capital Expenditures	$650	$700	$640	$660

Note: Any 2024 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the third quarter of 2024, the Free Cash Flow deficit was $19 million.

	Three Months Ended September 30,
	2023	2024
Net cash provided by operating activities	$183,381	166,177
Less: Net cash used in investing activities	(276,097)	(174,126)
Less: Proceeds from sale of assets, net	(136)	(7,066)
Less: Distributions to non-controlling interests in Martica	(21,161)	(15,736)
Free Cash Flow	$(114,013)	(30,751)
Changes in Working Capital (1)	90,755	12,222
Free Cash Flow before Changes in Working Capital	$(23,258)	(18,529)

(1)	Working capital adjustments include changes in current assets and liabilities and the net decrease in accounts payable and accrued liabilities for additions to property and equipment.

Third Quarter 2024 Financial Results

Net daily natural gas equivalent production in the third quarter averaged 3.4 Bcfe/d, including 206 MBbl/d of liquids. Antero’s average realized natural gas price before hedging was $2.13 per Mcf, a $0.03 per Mcf discount to the benchmark index price. Antero’s average realized C3+ NGL price before hedges was $41.30 per barrel, a $2.29 per barrel premium to the benchmark index price, the highest premium in Company history.

The following table details average net production and average realized prices for the three months ended September 30, 2024:

	Three Months Ended September 30, 2024
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,170	9,304	117,315	79,370	3,406

	Three Months Ended September 30, 2024
	Natural Gas	Oil	C3+ NGLs	Ethane	Combined Natural Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$2.13	61.59	41.30	8.01	3.14
Index price	$2.16	75.09	39.01	6.61	2.16
Premium / (Discount) to Index price	$(0.03)	(13.50)	2.29	1.40	0.98

Settled commodity derivatives	$0.01	(0.13)	0.26	—	0.01
Average realized prices after settled derivatives	$2.14	61.46	41.56	8.01	3.15
Premium / (Discount) to Index price	$(0.02)	(13.63)	2.55	1.40	0.99

Note: Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, for more information on these index and average realized prices.

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation and production and ad valorem taxes was $2.42 per Mcfe in the third quarter, as compared to $2.31 per Mcfe during the third quarter of 2023. The increase was due primarily to higher gathering, compression and processing costs related to CPI-based adjustments in 2024 and an increase in ad valorem tax that is based on higher commodity prices in 2022. Net marketing expense was $0.05 per Mcfe in the third quarter, unchanged from the $0.05 per Mcfe during the third quarter of 2023.

Third Quarter 2024 Operating Results

•	Antero placed 23 horizontal Marcellus wells to sales during the third quarter with an average lateral length of 14,800 feet

•	Twelve of these wells have been on line for approximately 60 days with an average rate per well of 29 MMcfe/d, including 1,292 Bbl/d of liquids per well assuming 25% ethane recovery and an average lateral length of 13,300 feet

•	The remaining 11 wells were completed in September with an average lateral length of 16,500 feet

•	A recent six well pad had a 60-day rate averaging 35 MMcfe/d per well with approximately 1,728 Bbl/d of liquids assuming 25% ethane recovery. These wells have an average lateral length of 18,200 feet.

Third Quarter 2024 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended September 30, 2024, were $148 million. In addition to capital invested in drilling and completion activities, the Company invested $23 million in land during the third quarter. During the quarter, Antero added approximately 4,200 net acres, representing 12 incremental drilling locations at an average cost of approximately $850,000 per location. Year to date, Antero has added 44 locations, which approximately offsets the wells Antero turned to sales during that time.

Commodity Derivative Positions

Antero did not enter into any new natural gas or liquids hedges during the third quarter of 2024.

Appointment of Jeffrey Muñoz to the Board of Directors

On October 29, 2024, the Company appointed Jeffrey Muñoz to its Board as a Class II director. Mr. Muñoz has over 30 years of experience in the energy industry with a legal and accounting background. Mr. Muñoz spent ten years as a partner with Latham and Watkins LLP, where he served as a member of the firm’s Diversity Committee. Prior to that he spent 20 years with Vinson and Elkins, LLP, the last 11 years there as a partner. After receiving his undergraduate degree Mr. Muñoz spent several years at Arthur Andersen LLP in the oil and gas audit division. He received his Juris Doctorate from Stanford University and Bachelor of Business Administration from the University of Texas. Mr. Muñoz will serve on the Audit and Nominating and Governance committees. The appointment increases the size of the Board to nine directors, eight of whom are independent directors.

Conference Call

A conference call is scheduled on Thursday, October 31, 2024 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, November 7, 2024 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13743805. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, November 7, 2024 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) as set forth in this release represents net income (loss), adjusted for certain items. Antero believes that Adjusted Net Income (Loss) is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income (Loss) is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income (Loss) is net income (loss). The following table reconciles net loss to Adjusted Net Loss (in thousands):

	Three Months Ended September 30,
	2023	2024
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$17,808	(20,444)
Net income and comprehensive income attributable to noncontrolling interests	14,834	10,157
Unrealized commodity derivative gains	(9,172)	(14,100)
Amortization of deferred revenue, VPP	(7,701)	(6,812)
Gain on sale of assets	(136)	(1,297)
Impairment of property and equipment	13,476	13,455
Equity-based compensation	18,458	16,065
Loss on early extinguishment of debt	—	528
Equity in earnings of unconsolidated affiliate	(22,207)	(25,634)
Contract termination, loss contingency and settlements	13,659	(1,517)
Tax effect of reconciling items (1)	(1,371)	4,199
	37,648	(25,400)
Martica adjustments (2)	(12,161)	(11,467)
Adjusted Net Income (Loss)	$25,487	(36,867)

Diluted Weighted Average Common Shares Outstanding (3)	311,534	311,025

(1)	Deferred taxes were approximately 21% and 22% for 2023 and 2024, respectively.

(2)	Adjustments reflect noncontrolling interest in Martica not otherwise adjusted in amounts above.

(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding for the three months ended September 30, 2023 and 2024 were 1.6 million and 5.2 million, respectively.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2023	2024
Credit Facility	$417,200	526,700
8.375% senior notes due 2026	96,870	96,870
7.625% senior notes due 2029	407,115	407,115
5.375% senior notes due 2030	600,000	600,000
4.250% convertible senior notes due 2026	26,386	—
Unamortized debt issuance costs	(9,975)	(8,369)
Total long-term debt	$1,537,596	1,622,316
Less: Cash and cash equivalents	—	—
Net Debt	$1,537,596	1,622,316

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less net cash used in investing activities, which includes drilling and completion capital and leasehold capital, less proceeds from asset sales or net derivative monetizations and less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income (loss), adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income (loss) and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income (loss), including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended September 30, 2023 and 2024 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended September 30,
	2023	2024
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$17,808	(20,444)
Net income and comprehensive income attributable to noncontrolling interests	14,834	10,157
Unrealized commodity derivative gains	(9,172)	(14,100)
Amortization of deferred revenue, VPP	(7,701)	(6,812)
Gain on sale of assets	(136)	(1,297)
Interest expense, net	31,634	28,278
Loss on early extinguishment of debt	—	528
Income tax expense	13,663	1,212
Depletion, depreciation, amortization and accretion	177,148	171,195
Impairment of property and equipment	13,476	13,455
Exploration expense	591	671
Equity-based compensation expense	18,458	16,065
Equity in earnings of unconsolidated affiliate	(22,207)	(25,634)
Dividends from unconsolidated affiliate	31,285	31,314
Contract termination, loss contingency, transaction expense and other	13,649	(1,511)
	293,330	203,077
Martica related adjustments (1)	(22,127)	(16,177)
Adjusted EBITDAX	$271,203	186,900

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$271,203	186,900
Martica related adjustments (1)	22,127	16,177
Interest expense, net	(31,634)	(28,278)
Amortization of debt issuance costs and other	869	572
Exploration expense	(591)	(671)
Changes in current assets and liabilities	(76,808)	(10,615)
Contract termination, loss contingency, transaction expense and other	(1,748)	3,648
Other items	(37)	(1,556)
Net cash provided by operating activities	$183,381	166,177

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended September 30,
	2023	2024
Drilling and completion costs (cash basis)	$242,261	147,075
Change in accrued capital costs	(11,191)	893
Adjusted drilling and completion costs (accrual basis)	$231,070	147,968

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

Antero Resources is an independent natural gas and natural gas liquids company engaged in the acquisition, development and production of unconventional properties located in the Appalachian Basin in West Virginia and Ohio. In conjunction with its affiliate, Antero Midstream Corporation (NYSE: AM), Antero is one of the most integrated natural gas producers in the U.S. The Company’s website is located at www.anteroresources.com.

This release includes "forward-looking statements." Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, anticipated reductions in letters of credit and interest expense, prospects, plans and objectives of management, return of capital, expected results, future commodity prices, future production targets, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, estimated realized natural gas, NGL and oil prices, impacts of geopolitical and world health events, expected drilling and development plans, projected well costs and cost savings initiatives, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical and world health events, cybersecurity risks, our ability to achieve Net Zero Scope 1 and Scope 2 GHG emissions and the costs associated therewith, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading "Item 1A. Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2023 and the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	September 30,
	2023	2024
Assets
Current assets:
Accounts receivable	$42,619	26,156
Accrued revenue	400,805	319,177
Derivative instruments	5,175	4,706
Prepaid expenses	12,901	7,042
Other current assets	14,192	11,565
Total current assets	475,692	368,646
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	974,642	960,116
Proved properties	13,908,804	14,309,543
Gathering systems and facilities	5,802	5,802
Other property and equipment	98,668	105,317
	14,987,916	15,380,778
Less accumulated depletion, depreciation and amortization	(5,063,274)	(5,447,104)
Property and equipment, net	9,924,642	9,933,674
Operating leases right-of-use assets	2,965,880	2,658,288
Derivative instruments	5,570	2,507
Investment in unconsolidated affiliate	222,255	226,860
Other assets	25,375	33,643
Total assets	$13,619,414	13,223,618
Liabilities and Equity
Current liabilities:
Accounts payable	$38,993	37,096
Accounts payable, related parties	86,284	92,720
Accrued liabilities	381,340	316,059
Revenue distributions payable	361,782	328,353
Derivative instruments	15,236	15,989
Short-term lease liabilities	540,060	505,652
Deferred revenue, VPP	27,101	25,709
Other current liabilities	1,295	2,377
Total current liabilities	1,452,091	1,323,955
Long-term liabilities:
Long-term debt	1,537,596	1,622,316
Deferred income tax liability, net	834,268	831,972
Derivative instruments	32,764	17,780
Long-term lease liabilities	2,428,450	2,148,608
Deferred revenue, VPP	60,712	41,816
Other liabilities	59,431	55,839
Total liabilities	6,405,312	6,042,286
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 303,544 and 311,031 shares issued and outstanding as of December 31, 2023 and September 30, 2024, respectively	3,035	3,110
Additional paid-in capital	5,846,541	5,894,786
Retained earnings	1,131,828	1,082,066
Total stockholders' equity	6,981,404	6,979,962
Noncontrolling interests	232,698	201,370
Total equity	7,214,102	7,181,332
Total liabilities and equity	$13,619,414	13,223,618

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2023	2024
Revenue and other:
Natural gas sales	$516,214	425,802
Natural gas liquids sales	482,570	504,200
Oil sales	62,629	52,724
Commodity derivative fair value gains	3,448	18,368
Marketing	53,068	47,160
Amortization of deferred revenue, VPP	7,701	6,812
Other revenue and income	546	854
Total revenue	1,126,176	1,055,920
Operating expenses:
Lease operating	33,484	29,597
Gathering, compression, processing and transportation	671,886	685,183
Production and ad valorem taxes	32,258	47,423
Marketing	69,542	62,144
Exploration	591	671
General and administrative (including equity-based compensation expense of $18,458 and $16,065 in 2023 and 2024, respectively)	58,425	54,627
Depletion, depreciation and amortization	176,259	170,197
Impairment of property and equipment	13,476	13,455
Accretion of asset retirement obligations	889	998
Contract termination, loss contingency and settlements	13,659	(1,517)
Gain on sale of assets	(136)	(1,297)
Other operating expense	111	342
Total operating expenses	1,070,444	1,061,823
Operating income (loss)	55,732	(5,903)
Other income (expense):
Interest expense, net	(31,634)	(28,278)
Equity in earnings of unconsolidated affiliate	22,207	25,634
Loss on early extinguishment of debt	—	(528)
Total other expense	(9,427)	(3,172)
Income (loss) before income taxes	46,305	(9,075)
Income tax expense	(13,663)	(1,212)
Net income (loss) and comprehensive income (loss) including noncontrolling interests	32,642	(10,287)
Less: net income and comprehensive income attributable to noncontrolling interests	14,834	10,157
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$17,808	(20,444)

Net income (loss) per common share—basic	$0.06	(0.07)
Net income (loss) per common share—diluted	$0.06	(0.07)

Weighted average number of common shares outstanding:
Basic	300,141	311,025
Diluted	311,534	311,025

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended September 30,
	2023	2024
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$225,911	(22,455)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	518,218	516,341
Impairments	44,746	18,958
Commodity derivative fair value gains	(137,924)	(22,229)
Gains (losses) on settled commodity derivatives	(16,511)	11,530
Payments for derivative monetizations	(202,339)	—
Deferred income tax expense (benefit)	45,914	(2,295)
Equity-based compensation expense	44,988	49,293
Equity in earnings of unconsolidated affiliate	(58,986)	(69,862)
Dividends of earnings from unconsolidated affiliate	93,854	93,883
Amortization of deferred revenue	(22,852)	(20,289)
Amortization of debt issuance costs and other	2,601	1,900
Settlement of asset retirement obligations	(633)	(3,171)
Contract termination, loss contingency and settlements	11,901	5,143
Gain on sale of assets	(447)	(1,127)
Loss on early extinguishment of debt	—	528
Loss on convertible note inducement	86	—
Changes in current assets and liabilities:
Accounts receivable	(1,440)	16,463
Accrued revenue	334,294	81,628
Prepaid expenses and other current assets	32,584	8,486
Accounts payable including related parties	12,236	4,277
Accrued liabilities	(118,316)	(63,395)
Revenue distributions payable	(129,966)	(33,429)
Other current liabilities	4,627	1,108
Net cash provided by operating activities	682,546	571,286
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(139,121)	(69,033)
Drilling and completion costs	(759,852)	(509,303)
Additions to other property and equipment	(13,073)	(10,128)
Proceeds from asset sales	447	7,484
Change in other assets	(2,538)	(7,271)
Net cash used in investing activities	(914,137)	(588,251)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	(75,356)	—
Borrowings on Credit Facility	3,503,000	3,331,800
Repayments on Credit Facility	(3,063,700)	(3,222,300)
Payment of debt issuance costs	—	(6,064)
Convertible note inducement	(86)	—
Distributions to noncontrolling interests in Martica Holdings LLC	(104,245)	(58,635)
Employee tax withholding for settlement of equity-based compensation awards	(27,443)	(27,024)
Other	(579)	(812)
Net cash provided by financing activities	231,591	16,965
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$100,067	109,444
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(22,300)	(4,574)

The following table sets forth selected financial data for the three months ended September 30, 2023 and 2024:

	(Unaudited)
	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2023	2024	(Decrease)	Change
Revenue:
Natural gas sales	$516,214	425,802	(90,412)	(18)%
Natural gas liquids sales	482,570	504,200	21,630	4%
Oil sales	62,629	52,724	(9,905)	(16)%
Commodity derivative fair value gains	3,448	18,368	14,920	433%
Marketing	53,068	47,160	(5,908)	(11)%
Amortization of deferred revenue, VPP	7,701	6,812	(889)	(12)%
Other revenue and income	546	854	308	56%
Total revenue	1,126,176	1,055,920	(70,256)	(6)%
Operating expenses:
Lease operating	33,484	29,597	(3,887)	(12)%
Gathering and compression	216,435	226,224	9,789	5%
Processing	264,391	276,569	12,178	5%
Transportation	191,060	182,390	(8,670)	(5)%
Production and ad valorem taxes	32,258	47,423	15,165	47%
Marketing	69,542	62,144	(7,398)	(11)%
Exploration	591	671	80	14%
General and administrative (excluding equity-based compensation)	39,967	38,562	(1,405)	(4)%
Equity-based compensation	18,458	16,065	(2,393)	(13)%
Depletion, depreciation and amortization	176,259	170,197	(6,062)	(3)%
Impairment of property and equipment	13,476	13,455	(21)	*
Accretion of asset retirement obligations	889	998	109	12%
Contract termination, loss contingency and settlements	13,659	(1,517)	(15,176)	*
Gain on sale of assets	(136)	(1,297)	(1,161)	854%
Other operating expense	111	342	231	208%
Total operating expenses	1,070,444	1,061,823	(8,621)	(1)%
Operating income (loss)	55,732	(5,903)	(61,635)	*
Other earnings (expenses):
Interest expense, net	(31,634)	(28,278)	3,356	(11)%
Equity in earnings of unconsolidated affiliate	22,207	25,634	3,427	15%
Loss on early extinguishment of debt	—	(528)	(528)	*
Total other expense	(9,427)	(3,172)	6,255	(66)%
Income (loss) before income taxes	46,305	(9,075)	(55,380)	*
Income tax expense	(13,663)	(1,212)	12,451	(91)%
Net income (loss) and comprehensive income (loss) including noncontrolling interests	32,642	(10,287)	(42,929)	*
Less: net income and comprehensive income attributable to noncontrolling interests	14,834	10,157	(4,677)	(32)%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$17,808	(20,444)	(38,252)	*

Adjusted EBITDAX	$271,203	186,900	(84,303)	(31)%

* Not meaningful

The following table sets forth selected financial data for the three months ended September 30, 2023 and 2024:

	Three Months Ended		Amount of
	September 30,		Increase	Percent
	2023	2024	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	208	200	(8)	(4)%
C2 Ethane (MBbl)	6,696	7,302	606	9%
C3+ NGLs (MBbl)	10,977	10,793	(184)	(2)%
Oil (MBbl)	918	856	(62)	(7)%
Combined (Bcfe)	320	313	(7)	(2)%
Daily combined production (MMcfe/d)	3,474	3,406	(68)	(2)%
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$2.48	2.13	(0.35)	(14)%
C2 Ethane (per Bbl) (4)	$11.73	8.01	(3.72)	(32)%
C3+ NGLs (per Bbl)	$36.81	41.30	4.49	12%
Oil (per Bbl)	$68.22	61.59	(6.63)	(10)%
Weighted Average Combined (per Mcfe)	$3.32	3.14	(0.18)	(5)%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$2.46	2.14	(0.32)	(13)%
C2 Ethane (per Bbl) (4)	$11.73	8.01	(3.72)	(32)%
C3+ NGLs (per Bbl)	$36.76	41.56	4.80	13%
Oil (per Bbl)	$67.91	61.46	(6.45)	(9)%
Weighted Average Combined (per Mcfe)	$3.30	3.15	(0.15)	(5)%
Average costs (per Mcfe):
Lease operating	$0.10	0.09	(0.01)	(10)%
Gathering and compression	$0.68	0.72	0.04	6%
Processing	$0.83	0.88	0.05	6%
Transportation	$0.60	0.58	(0.02)	(3)%
Production and ad valorem taxes	$0.10	0.15	0.05	50%
Marketing expense, net	$0.05	0.05	—	*
General and administrative (excluding equity-based compensation)	$0.13	0.12	(0.01)	(8)%
Depletion, depreciation, amortization and accretion	$0.55	0.55	—	*

* Not meaningful

(1)	Production volumes exclude volumes related to VPP transaction.

(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.

(3)	Average prices reflect the before and after effects of our settled commodity derivatives. Our calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because we do not designate or document them as hedges for accounting purposes.

(4)	The average realized price for the three months ended September 30, 2023 includes $6 million of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended September 30, 2023 would have been $10.88 per Bbl.